Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-201808) pertaining to the 2011 Equity Incentive Plan, 2015 Equity Incentive Plan, and 2015 Employee Stock Purchase Plan of TRACON Pharmaceuticals, Inc., and
(2)	Registration Statement (Form S-3 No. 333-209313) of TRACON Pharmaceuticals, Inc.;

of our report dated February 18, 2016, with respect to the consolidated financial statements of TRACON Pharmaceuticals, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

February 18, 2016